                                                                    Exhibit 12.3

Fox Entertainment Group, Inc.

Computation of Ratio of Earnings to Fixed Charges

                                                                FOR THE NINE
                                                                MONTHS ENDED
                                                                 MARCH 31,           FOR THE YEARS ENDED JUNE 30,
                                                                ------------    ------------------------------------
                                                                    2003         2002    2001    2000    1999   1998
                                                                ------------    ------   -----   -----   ----   ----
                                                                                     (US$ in millions)
EARNINGS:
     Income before provision for income tax expense and
      cumulative effect of accounting change                           1,194     1,015     391     265    347    311
ADDBACK:
     Fixed charges less capitalized interest                             164       329     398     341    256    295
                                                                ------------    ------   -----   -----   ----   ----
         Subtotal Earnings                                             1,358     1,344     789    606     603    606
LESS:
     Undistributed losses of equity affiliates                           (23)     (166)   (165)   (102)  (147)   (81)
     Minority interest                                                    (4)       (5)     (3)    (4)      -      -
                                                                ------------    ------   -----   -----   ----   ----
Earnings available for Fixed Charges                                   1,385     1,515     957    712     750    687
                                                                ============    ======   =====   =====   ====   ====

FIXED CHARGES:
     Interest on debt and capitalized leases (including
      capitalized interest)                                              164       319     404    359     258    303
     Interest element of rentals                                          19        32      23     25      17     18
                                                                ------------    ------   -----   -----   ----   ----
Total Fixed Charges                                                      183       351     427    384     275    321
                                                                ============    ======   =====   =====   ====   ====
Ratio of Earnings to Fixed Charges                                       7.6       4.3     2.2    1.9     2.7    2.1
                                                                ============    ======   =====   =====   ====   ====